SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”), dated as of May 19, 2015 (“Effective Date”) is made and entered into by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Company”), Orrstown Bank (the “Bank”), a Pennsylvania banking institution  (with the Company and the Bank collectively being referred to as the “Companies”) and Jeffrey M. Seibert (“Executive”).

WHEREAS, the Executive and the Companies have mutually agreed that the employment of the Executive at the Companies has been terminated as of April 29, 2015 (“Termination Date”); and

WHEREAS, Executive and the Companies desire to end their employment relationship in an amicable and definitive manner and to settle, compromise, and resolve any and all claims Executive may have against the Companies;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the termination of their employment relationship on the following terms and conditions:

Section 1.                      Separation from Employment.  Executive’s employment with the Companies was terminated effective as of the Termination Date.  Such termination of employment of the Executive is irrevocable and shall stand without regard to any revocation of the Agreement.

Section 2.                      Payments.  In consideration of Executive's covenants and releases contained in this Agreement, and the performance thereof, provided that there is no timely revocation of the Agreement, and following receipt of the fully executed Agreement, Executive shall receive the following remuneration on the date that is thirty-five (35) calendar days from the Effective Date (collectively, the “Payment”): (i) a payment in the aggregate amount of $285,000; (ii) immediate vesting in 2,500 shares of Company common stock previously awarded in 2012 upon the employment of the Executive with the Company and the forfeiture of the balance of any unearned Company common stock awards under any plan or agreement with the Company; (iii) payment of an additional cash award of $60,000 in lieu of any other compensation under any other compensation plan, policy, program or arrangement of the Companies, and (iv) reimbursement for the premium costs associated with COBRA (as defined hereinafter) continuation of the group medical, dental and vision insurances of the Companies in an amount equal to $1,089.02 per month for twelve months for an aggregate reimbursement payment totaling $13,068.24, to be paid as of the date that is 35 calendar days following the Effective Date.

  Notwithstanding the foregoing, Executive shall not be entitled to any Payment under this Section 2 unless and until Executive signs and delivers to the Companies this Agreement providing for the General Release as set forth at Section 6, hereinafter, within twenty-one (21) calendar days of the Termination Date, and Executive does not revoke such Agreement within the seven (7) calendar day revocation period provided herein at Section 6.

Section 3.                      Employee Benefits.  In addition to the Payment, the Executive may elect to continue the group health plan coverage to which the Executive and his dependents are entitled pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 4980B et seq., (“COBRA”) for a period of up to eighteen months following the initial qualifying event; provided that the Executive shall timely pay the required premiums for such COBRA continuation in accordance with the separate correspondence to be provided to the Executive.  Reimbursement of any COBRA premium costs as noted at Section 2(iv) herein shall not modify or extend the COBRA eligibility period.  Except as set forth herein, the Executive shall not be eligible to receive any compensation or to participate in any benefit plans applicable to employees of the Companies for any period following the Termination Date.

Section 4.                      Return of Property.  On or before May 7, 2015, the Executive shall return to the Companies all of its property in his possession. Executive represents and covenants that he will return to the Companies all property of the Companies (including but not limited to all keys to the Companies’ offices, all equipment, documents, customer lists, written information, forms, formulae, plans, documents or other written or electronic material or data, software or firmware, records, or copies of the same, belonging to the Companies or any company affiliated with the Companies) which are in Executive’s possession or control, including but not limited to all originals, copies and summaries of any of the Companies’ confidential or proprietary information.

Section 5.                      Restrictive Covenants; Confidential Information; Non-Disclosure.

(a)           Non-competition.  For the period commencing on the Termination Date and ending one year thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Companies, either directly or indirectly in any capacity, including but not limited to, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser, or co-worker, whether or not for compensation, enter into, conduct, participate or engage in a Competing Business (as defined below) operating or doing business within the marketing area of the Companies (defined as the area within a fifty (50) mile radius of Shippensburg, Pennsylvania).  For purposes of this Agreement, “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which the Companies and its affiliates engage, including, but not limited to, the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential financing and mortgage lending (including any such lending involving real estate or collateral residing within a fifty (50) mile radius of Shippensburg, Pennsylvania) and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services; provided that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than three (3%) percent of any class of securities of any corporation which is in competition with the Companies, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing.

 (b)           Non-solicitation of Employees.  During the Restricted Period, Executive shall not either directly or indirectly, induce or attempt to induce any employee or independent contractor of the Companies or any of its respective affiliates to terminate his or her employment or engagement with the Companies or its affiliates.

(c)           Non-solicitation of Customers.  During the Restricted Period, Executive shall not solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any client, customer or other business relation (whether current or prospective client, customer or business relation) of the Companies, or its respective affiliates, (i) to terminate an existing business or commercial relationship with the Companies, or its affiliates or (ii) to reduce the amount of business that any client, customer or other business relation has customarily done or contemplates doing with the Companies, or its affiliates, whether or not the relationship between the Companies, or such affiliate and such client, customer, or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer, or business relation, on the one hand, and the Companies, or such affiliate, on the other hand.  For purposes of this Section, a prospective client, customer or business relation means persons, firms, companies or corporations (including any subsidiaries, parents, franchisees, partners and/or joint ventures of the same) solicited by or on behalf of the Companies or any affiliates, employees, directors or representatives within three years prior to the Termination Date or during the Restricted Period.   This non-solicitation covenant shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Companies by any subsequent employer of Executive.

(d)           Non-Disclosure of Confidential Information.  Executive acknowledges that in the course of Executive’s employment with, service to and involvement with the Companies and its affiliates (including their predecessor and any successor entities), Executive has obtained proprietary or confidential information, knowledge or data concerning the Companies’ and its affiliates’ services, products, improvements, formulas, designs or styles, processes, customers and prospective customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Companies or various third-parties.  Executive shall hold in a fiduciary capacity for the benefit of the Companies and its affiliates all such proprietary or confidential information, knowledge or data relating to the Companies or such affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment with the Companies or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement).  Executive shall not, without the prior written consent of the Companies or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Companies and those designated by it; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of authorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Companies or its affiliates, or any information that must be disclosed as required by law.

(e)           Prior Notice Required.  Executive hereby agrees that prior to accepting employment or any other service engagement with any other person or entity during the Restricted Period, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of the restrictive covenants set forth at Section 5 of the Agreement and that such notice shall be delivered simultaneously to the President and Chief Executive Officer of the Companies.

(f)           Cooperation.  During the Restricted Period, the Executive shall: (i) furnish such information and assistance to the Companies and its affiliates, as may reasonably be requested by the Companies with respect to any matter, project, initiative, or effort for which Executive is or was responsible or has relevant knowledge or has or had substantial involvement in while employed by the Companies; and (ii) cooperate with the Companies and its affiliates during the course of all third-party proceedings arising out of the businesses of the Companies about which Executive has knowledge or information.

(g)           Confidentiality of Agreement.  To the extent permitted by law, the Executive shall keep the terms and the fact of this Agreement strictly confidential and shall not to disclose any such information to any person, other than his/her spouse, civil union partner, financial/tax advisor, or personal legal counsel, and in the case of such a permitted disclosure, to advise such person(s) to keep the terms and the fact of this Agreement strictly confidential; provided, however, during the Restricted Period, Executive agrees to inform any prospective employer of the existence of the restrictive covenants set forth at Section 5 of this Agreement.

(h)           Non-Disparagement.  The Executive and the Companies agree that following the termination of the Executive’s employment, neither the Executive, nor the Companies, will make any public statements which materially disparage the other party.  The Executive will refrain from making any public statements regarding the Companies, except as may be required by law or by a court of competent jurisdiction, unless it first provides notice to the Companies with respect to any required statements.

Section 6.                     General Release.   In consideration of the receipt of the Payment set forth at Section 2 of the Agreement, Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby fully, finally and forever release and discharge the Companies, all parent, subsidiary, related and affiliated companies, as well as their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown, as a result of any actions or omissions by the Released Parties occurring during the period of the Executive’s employment with the Companies and ending as of the execution date of this Agreement which the Executive has or could assert against the Released Parties (the “General Release”).

Without limiting in any way the foregoing General Release, such release specifically includes:

(a)           Any and all claims or matters that arise out of or relate to Executive’s employment with the Companies, the conditions of Executive’s employment with the Companies, and/or the termination of Executive’s employment with the Companies;

(b)           Any and all claims or matters under:
-Title VII of the Civil Rights Act;
-Sections 1981 through 1988 of Title 42 of the United States Code;
-The Employee Retirement Income Security Act (except for any vested benefits    under any tax qualified benefit plan);
-The Immigration Reform and Control Act;
-The Americans with Disabilities Act;
-The Age Discrimination in Employment Act;
-The Older Workers Benefit Protection Act;
-The Occupational Safety and Health Act;
-The Worker Adjustment and Retraining Notification Act;
-The Fair Credit Reporting Act;
-The Family and Medical Leave Act;
-The Equal Pay Act;
-The Uniformed Services Employment and Reemployment Rights Act;
-Employee Polygraph Protection Act;
-The employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);
-The Pennsylvania Human Relations Act;
-any other federal, state or local law, rule, regulation, or ordinance;
-any public policy, contract, tort, or common law;
-any claims for short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of the Companies; or
-any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters;

(c)           All claims for compensatory damages, punitive damages, attorneys’ fees, salary, commissions, bonuses, expense reimbursements, vacation, sick leave, personal days, severance payments, or other wages or monies due; and

(d)           Any known or unknown claim for alleged right to discovery of information or documents of the Released Parties.

Also included in this waiver and release are, among other things, any claims for alleged wrongful discharge, negligent or intentional infliction of emotional distress, breach of contract, fraud, defamation, or any other unlawful behavior, the existence of which is specifically denied by the Released Parties.  The foregoing list is intended to be illustrative rather than inclusive. Executive waives the rights and claims to the extent set forth above, and Executive also agrees not to institute, and asserts that he or she has not previously instituted, a lawsuit against the Released Parties based on any such waived claims or rights.

The Executive agrees that if any claim is not subject to release, to the extent permitted by law, the Executive hereby waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Companies or any other Released Parties identified in this Agreement is a party.

Nothing in this Agreement, however, shall be construed to prohibit Executive from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency; Notwithstanding the foregoing, Executive waives his right to recover monetary or other damages as a result of any charge or lawsuit filed by Executive or by anyone else on Executive’s behalf, including a class or collective action, whether or not Executive is named in such proceeding. Further, nothing in this Agreement is intended to waive Executive’s entitlement to the Payments and benefits set forth under the Agreement, vested benefits under any tax-qualified or nonqualified employee benefit plan sponsored by the Companies, or Executive’s right to elect COBRA health care continuation coverage at Executive’s expense (if Executive is eligible for COBRA coverage). Nothing in this Agreement shall be construed to prohibit Executive from making a claim for indemnification against the Companies, including the reasonable fees and costs of his attorney, if Executive is named as a party in any suit, claim or proceeding arising out of his actions or inactions while an employee of the Companies or related to his employment at the Companies.  Further, this Agreement does not waive claims that Executive could make, if available under applicable law, for unemployment or workers’ compensation.

Executive affirms that the only consideration to be received by him for signing this Agreement is the Payment set forth in Section 2 of the Agreement, and that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute this Agreement.  The Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

Executive understands the terms and contents of this Agreement and voluntarily has signed his name to the same as a free act and deed.  Executive agrees that this Agreement shall be binding upon Executive and his agents, attorneys, personal representatives, heirs, and assigns.  Executive acknowledges that he has been given a period of at least twenty-one (21) days from date of receipt of the Agreement within which to consider, consult with legal counsel and sign this Agreement.  To the extent Executive has executed this Agreement in less than 21 days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute and deliver this Agreement prior to the expiration of such 21 day period was entirely voluntary.

Executive acknowledges that he will be given seven (7) days from the date Executive signs this Agreement to change his mind and revoke the Agreement ("7-day Revocation Period"). If Executive does not revoke this Agreement within seven (7) days of Executive’s signing, this Agreement will become final and binding on the day following such seven (7) day period.

Any notice to revoke this Agreement will be deemed properly given or made if personally delivered or, if mailed, when postmarked or date stamped by registered or certified mail, postage prepaid to the President and Chief Executive Officer of the Companies at his principal business office pursuant to Section 9(e) of the Agreement.

Section 7.                      Acknowledgment; Cooperation.

(a)           Executive agrees and acknowledges that: (i)  the provisions hereof are reasonable and necessary to protect the legitimate business interests of the Companies and its affiliates from and after the Effective Date; (ii) the breach of this Agreement by Executive will result in irreparable harm to the Companies and its affiliates; and (iii) Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Sections 5 and 6 of the Agreement or the Companies’ enforcement thereof.

(b)           Executive represents that neither he nor anyone on his behalf has filed any complaint, suit or charge with any court or administrative agency regarding his employment with the Companies or against any Released Parties.  Executive further agrees and covenants that should any person, organization or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit, or legal proceeding involving any such matter occurring at any time in the past, he will not seek or accept any personal relief in such civil action, suit or legal proceeding.

(c)           Executive forever waives and relinquishes all rights to assert any claim for recall, reemployment, tenure, seniority or any privileges with the Companies and covenants not to apply or reapply for employment with the Companies or affiliated entities.  Executive agrees not to accept future employment with the Companies or affiliated entities, including employment through a temporary employment agency or other independent contractor.

(d)           Executive agrees that in the event that he successfully nullifies the Agreement or the General Release set forth at Section 6, above, Executive will be required to return any consideration previously paid to him, if any.

(f)           In the event there are legal matters, administrative proceedings, audits, investigations, reviews or the like, including internal investigations or reviews conducted on behalf of the Companies, pertaining to the business or operations of the Companies, and Executive may have knowledge of the matter, Executive agrees without any additional compensation or other consideration to cooperate with such investigation or reviews and to provide complete and truthful information to the Companies.

Section 8.                      Remedies.  The Executive agrees that any breach or threatened breach of the restrictions set forth in Section 5 herein will result in irreparable injury to the Companies for which they shall have no adequate remedy at law, and the Companies, in addition to any other rights herein stated or as provided by law, shall be entitled to specific performance, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction in accordance with Section 9(d) in order to enforce the provisions thereof. ).  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief (including, without limitation, termination of the Companies obligations under Section 2 herein).

 In the event that the restrictive covenants at Section 5 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.  The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field.  The Executive also agrees that the existence of any claim or cause of action of the Executive against the Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Companies of the restrictive covenants at Sections 5 hereof.

Section 9.                      Miscellaneous.

(a)           Non-Assignability.  This Agreement and the Payment may not be assigned by Executive.

(b)           Binding on Successors and Assigns.  This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

(c)           Entire Agreement.  This Agreement contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the Companies and the Executive.

(d)           Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws provisions.

(e)           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Companies:

Orrstown Bank
77 East King Street
Shippensburg, PA  17257
Attention:             Mr. Thomas R. Quinn, Jr., President

If to Executive:    At the most recent address listed in the Bank’s records.

(f)           Severability.  Any term or provision of this Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(g)           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

(h)           Tax Withholding.  The Companies may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)           No-Admission of Wrongdoing.  The parties hereto agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

(j)           Construction of Agreement.  The parties agree that there shall be no presumption that any ambiguity in this Agreement is to be construed against the drafter.

Section 10.                      Effective Date.  This Agreement shall be effective as of the Effective Date.

Statement by Executive who is signing below:

Executive agrees that the form and substance of this Agreement and related General Release is reasonable.  Notwithstanding the above, Executive does not waive or release any rights or claims that arise after the date this Agreement is executed, including enforcement of the terms of this Agreement.

This Agreement does not apply to any claims that the controlling law clearly states may not be released.  Executive acknowledges that the Companies have agreed to give Executive the Payment described in this Agreement only if Executive signs this Agreement and gives up any claims which Executive may have against the Released Parties.  BY SIGNING THIS AGREEMENT, EXECUTIVE IS GIVING UP ALL CLAIMS WHICH HE MAY HAVE AGAINST THE RELEASED PARTIES, except as described in this Agreement.

Executive understands and acknowledges: (1) Executive was advised to consult with an attorney prior to executing this Agreement; (2) the Agreement provides consideration in addition to anything of value to which Executive already is entitled; (3) Executive has twenty-one days from April 29, 2015 within which to consider this Agreement; (4) this Agreement shall not become effective and enforceable until after seven days following its execution by Executive (but if the seventh day is a weekend or federal holiday, then the next business day); (5) Executive may revoke this Agreement at any time up to and including seven days after signing the Agreement by notifying the Companies in writing of his desire to revoke the Agreement.  If the seventh day is a weekend or federal holiday, Executive will have until the next business day; and (6) the Agreement shall not be effective or enforceable until after this revocation period has expired.

I acknowledge that I have carefully read this Agreement in full.  I confirm that I understand that it contains a covenant not to sue and a general release of all known and unknown claims arising out of my employment with the Companies, including, but not limited to, the release of all claims under Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, and/or any other federal, state or local fair employment or anti-discrimination statutes or regulations.  I have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Agreement, and I intend to be legally bound by its terms.  I agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  I have chosen to execute the Agreement freely, without reliance upon any promises or representations made by the Companies other than those contained in this Agreement, and I understand that, under the terms of the Agreement, I will receive the compensation as described in the Agreement, less applicable tax withholdings, after the expiration of the 7-day Revocation Period, provided I do not revoke this Agreement within the 7-day Revocation Period described herein.

**REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK**

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/Jeffrey M. Seibert
Jeffrey M. Seibert

ORRSTOWN BANK

By: /s/Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title:  President and Chief Executive Officer

ORRSTOWN FINANCIAL SERVICES, INC.

By: /s/Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title:  President and Chief Executive Officer